LANDSBURG PLATT RASCHIATORE & DALTON
                        Certified Public Accountants
     117 South 17th Street  13th Floor  Philadelphia Pennsylvania 19103
                       215-561-6633  FAX 215-561-2070
                             January  31, 1997


To the Board of Directors of
Valley Forge Fund, Inc.

In planning and performing our audit of the financial statements of Valley Forge Fund, Inc. for the year ended December 31,1996, we considered its internal con-trol structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Valley Forge Fund, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected ben-efits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in ac-cordance with management's authorization and recorded properly to permit prepar-ation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or ir-regularities may occur and may not be detected. Also, projection of any evalua-tion of the structure to future periods is subject to the risk that it may be-come inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily dis-close all matters in the internal control structure that might be material weak-nesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or opera-tion of the specific internal control structure elements does not reduce to a relatively low level the risks that errors or irregularities in amounts that would be material in relation to the financial statements being audited may oc-cur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, that we consider to be material weaknesses as defined above as of December 31, 1996, other than the following item.

Due to the size of the fund, there does exist a lack of separation of duties a-mong personnel.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



Landsburg Platt Raschiatore & Dalton